SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement (this "Agreement") is entered into as of October 14, 1998 between CATERPILLAR INC., a Delaware corporation (together with its successors and permitted assigns, "Investor"), and A.S.V., INC., a Minnesota corporation (together with its successors and permitted assigns, "Issuer"). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 6.1.

                                    RECITALS

     Subject to the terms and conditions of this Agreement, Investor desires to purchase, and Issuer desires to issue and sell to Investor, 1,000,000 shares of Issuer's common stock, par value $0.01 per share (the "Common Stock"), and a warrant to purchase an additional 10,267,127 shares of Common Stock. Concurrently herewith, Issuer is issuing to Investor an option to purchase 1,579,000 shares of Common Stock and Issuer and Investor are entering into a Commercial Alliance Agreement of even date herewith (the "Commercial Alliance Agreement"). Prior to the execution of this Agreement, Investor and certain Shareholders of Issuer entered into a Voting Agreement dated as of October 13, 1998.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
           ISSUANCE AND PURCHASE OF COMMON STOCK, WARRANT, AND OPTION

     1.1. Issuance and Purchase of Common Stock, Warrant, and Option. Subject to the terms and conditions of this Agreement, Issuer will issue and sell to Investor and Investor will purchase from Issuer for an aggregate purchase price of $18,000,000 (the "Purchase Price") (i) 1,000,000 shares of Common Stock (the "Shares") and (ii) a warrant (the "Warrant") to purchase an additional 10,267,127 shares of Common Stock at an exercise price of $21.00 per share, exercisable in whole or in part at any time and from time to time from the date of Closing until the tenth anniversary of the date of the Closing (subject to certain rights of the Company to accelerate such date), pursuant to the terms of the warrant certificate in the form attached hereto as Exhibit A (the "Warrant Certificate"). Concurrently with the execution hereof, Issuer is issuing to Investor an option (the "Option") to purchase 1,579,000 shares of Common Stock at an exercise price of $18.00 per share, exercisable in whole or in part at any time and from time to time from the date hereof until the termination date set forth therein, pursuant to the terms of the option certificate in the form attached hereto as Exhibit B (the "Option Certificate").

     1.2. Legend. Any certificate or certificates representing the Shares, the Warrant, the Option, any Common Stock issued upon exercise of the Warrant (the "Warrant Shares"), and any Common Stock issued upon exercise of the Option (the "Option Shares") shall bear the following legend:

          THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

                                   ARTICLE II

                                     CLOSING

     2.1. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Article VIII at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606. At the Closing, (i) Investor shall pay to Issuer, by wire transfer of immediately available funds to an account designated in writing by Issuer, the Purchase Price; (ii) Issuer shall issue to Investor the Shares, and deliver to Investor certificates for the Shares duly registered in the name of Investor; (iii) Issuer shall issue to Investor the Warrant and deliver the Warrant Certificate to Investor; (iv) pursuant to the terms of the Option, Investor shall deliver to Issuer the Option and Issuer shall cancel the Option; and (v) all other agreements and other documents referred to in this Agreement shall be executed and delivered (if not done prior to the Closing).

     2.2. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a)       by mutual written consent of Issuer and Investor;

          (b) by Investor, but only if Investor is not in material breach of this Agreement, upon a material breach of any representation, warranty, covenant or agreement on the part of Issuer set forth in this Agreement, or if any material representation or warranty of Issuer shall have become untrue, in either case such that the conditions in Section 8.2 would be incapable of being satisfied by March 31, 1999 (or as such date is otherwise extended pursuant to Section 2.2(e) below);

          (c) by Issuer, but only if Issuer is not in material breach of this Agreement, upon a material breach of any representation, warranty, covenant or agreement on the part of Investor set forth in this Agreement, or if any material representation or warranty of Investor shall have become untrue, in either case such that the conditions in Section 8.3 would be incapable of being satisfied by March 31, 1999 (or as such date is otherwise extended pursuant to Section 2.2(e) below);

          (d) by either Investor or Issuer, but only if the terminating party is not in material breach of this Agreement at that time, if the conditions in Section 8.1 would be incapable of being satisfied by March 31, 1999; by Investor, but only if Investor is not in material breach of this Agreement at that time, if the conditions in Section 8.2 would be incapable of being satisfied by March 31, 1999; or by Issuer, but only if Issuer is not in material breach of this Agreement at that time, if the conditions in Section 8.3 would be incapable of being satisfied by March 31, 1999 (or, in each case, as such date is otherwise extended pursuant to Section 2.2(e) below);

          (e) by either Investor or Issuer, but only if the terminating party is not in material breach of this Agreement at that time, if the Closing shall not have been consummated before March 31, 1999; provided, however, that this Agreement may be extended by written notice of either Investor or Issuer to a date not later than June 30, 1999; or

          (f) by Issuer if (1) any Person or group ("Group"), as defined in the Exchange Act shall have commenced (as such term is used in Rule 14d-2(b) under the Exchange Act) an unsolicited bona fide tender offer for all outstanding shares of Common Stock or any person or Group shall have made an unsolicited bona fide written offer proposing a merger or consolidation of Issuer or the acquisition of all or substantially all of its assets, and
     (2) Issuer's Board of Directors shall determine, based on advice of Issuer's financial advisors, that such offer is a Superior Proposal (as herein defined), and (3) Issuer's Board of Directors determines upon the advice of its legal counsel that if they failed to recommend such offer or accept such proposal then such failure would be reasonably likely to result in a breach of the directors' fiduciary duties; provided however that Issuer may not terminate this Agreement pursuant to this Section 2.2(f) until the expiration of five business days after written notice of any such Superior Proposal has been delivered to Investor, together with a summary of the terms of any such offer or proposal.

     2.3. Effect of Termination. In the event of termination of this Agreement pursuant to Section 2.2, this Agreement shall forthwith become void, there shall be no liability on the part of Issuer or Investor to each other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; further provided, however, nothing herein shall affect the terms and conditions of the Option contained in the Option Certificate; further, provided, however, that the terms of Section 9.5 of this Agreement shall continue to be in full force and effect following such termination.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF ISSUER

          As a material inducement to Investor entering into this Agreement and the Option Certificate and purchasing the Shares and the Warrant, Issuer represents and warrants to Investor as follows:

     3.1. Corporate Status. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Issuer has all requisite corporate power and authority to own or lease, as the case may be, its properties and to carry on its business as now conducted. Issuer and its Subsidiaries are qualified or licensed to conduct business in all jurisdictions where its or their ownership or lease of property and the conduct of its or their business requires such qualification or licensing, except to the extent that failure to so qualify or be licensed would not have a Material Adverse Effect on Issuer. There is no pending or threatened proceeding for the dissolution, liquidation, or insolvency of Issuer or any of its Subsidiaries.

     3.2. Corporate Power and Authority. Issuer has the corporate power and authority to execute and deliver this Agreement, the Warrant Certificate, and the Option Certificate and to perform its obligations hereunder and thereunder and, subject, in the case of the Agreement and the Warrant Certificate but not in the case of the Option Certificate, to the applicable approval of Issuer's shareholders, to consummate the transactions contemplated hereby and thereby. Issuer has taken all necessary corporate action to authorize the execution, delivery and performance of the Option Certificate. Other than obtaining its shareholders' applicable approval, Issuer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Warrant Certificate and the transactions contemplated hereby and thereby.

     3.3. Execution, Delivery and Enforceability. Each of this Agreement and the Option Certificate has been duly executed and delivered by Issuer and constitutes a legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4. No Violation. Except as set forth on Schedule 3.4 hereto, the execution and delivery by Issuer of this Agreement, the Warrant Certificate, the Option Certificate, the consummation of the transactions contemplated hereby and thereby, and the compliance by Issuer with the terms and provisions hereof and thereof (including, without limitation, the issuance to Investor of the Shares, the Warrant Certificate and the Option Certificate, the issuance of the Warrant Shares as contemplated by and in accordance with the Warrant Certificate and the issuance of the Option Shares as contemplated by and in accordance with the Option Certificate), will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Articles of Incorporation or Bylaws or any Contract to which Issuer or any of its Subsidiaries is a party or by which Issuer or its properties or assets are bound (except to the extent such a default would not, in the case of a Contract, have a Material Adverse Effect on Issuer), or any Requirement of Law applicable to Issuer or any of its Subsidiaries, or result in the creation or imposition of any Lien upon any of the capital stock, properties or assets of Issuer or any of its Subsidiaries (except where such Lien would not have a Material Adverse Effect on Issuer).

     3.5. Consents/Approvals. Except as set forth on Schedule 3.5 hereto and except for filing and approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder ("HSR Act"), and the applicable approval of this Agreement and the transactions contemplated hereby (other than the Option Certificate) by the shareholders of Issuer, (a) no consents, filings, authorizations or other actions of any Governmental Authority are required for Issuer's execution, delivery and performance of this Agreement, the Warrant Certificate, or the Option Certificate and (b) no consent, approval, waiver or other action by any Person under any Contract to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its properties or assets are bound is required or necessary for the execution, delivery or performance by Issuer of this Agreement, the Warrant Certificate, or the Option Certificate and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such consents would not have a Material Adverse Effect on Issuer.

     3.6. Capitalization. The authorized capital stock of Issuer consists of 45,000,000 shares, of which 33,750,000 are shares of Common Stock and 11,250,000 are shares of preferred stock, par value $0.01 per share. As of the date hereof, 7,895,988 shares of Common Stock are validly issued and outstanding, fully paid, and non-assessable, and no shares of preferred stock are issued or outstanding. Except with respect to the Shares, the Warrant Shares, and the Option Shares, and except for options for 407,598 shares of Common Stock issued and 948,723 shares of Common Stock reserved for issuance pursuant to the A.S.V., INC. 1994 Long-Term Incentive and Stock Option Plan, as amended (the "1994 Plan"), options for 1,002,375 shares of Common Stock issued and 2,250,000 shares of Common Stock reserved for issuance pursuant to the A.S.V., INC. 1996 Incentive and Stock Option Plan, as amended (the "1996 Plan"), 450,000 shares of Common Stock reserved for issuance pursuant to the A.S.V., INC. 1998 Non-Employee Director Stock Option Plan, as amended (the "1998 Plan"), none of which have been issued, 681,812 shares of Common Stock issuable pursuant those certain senior convertible debentures issued October 1996 (the "Debentures"), and 337,500 shares of Common Stock issuable pursuant to that certain Warrant issued to Leo Partners, Inc. on December 1, 1996 (the "Leo Partners Warrant", together with the 1994 Plan, the 1996 Plan, the 1998 Plan, and the Debentures, being the "Derivative Equity Documents"), no other shares of Common Stock and no shares of preferred stock, or any rights, options, warrants, convertible securities, subscription rights or other agreements or commitments of any kind obligating Issuer to issue or sell any other shares of Common Stock or preferred stock, are outstanding or have been authorized, except that the number of shares issuable pursuant to the 1994 Plan (and therefore the number of shares reserved for issuance) automatically increases on an annual basis, subject to an overall limitation on the number of shares which may be issued pursuant to incentive stock options of 1,125,000 shares. Upon delivery to Investor of the certificates for the Shares, the Warrant Certificate, and the Option Certificate and payment of the Purchase Price, Investor will acquire good, valid and marketable title to and record ownership of the Shares, the Warrant, and the Option, respectively, and such Shares will be validly issued, fully paid and non-assessable.

     3.7. SEC Reports and Nasdaq Compliance. Issuer has made all filings (the "SEC Reports") required to be made by it under the Securities Act, the Exchange Act and the securities laws of any state, and any rules and regulations promulgated thereunder and pursuant to any Requirements of Law. The SEC Reports, when filed, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and other Requirements of Law. None of the SEC Reports, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made. Issuer has taken all necessary actions to ensure its continued inclusion in, and the continued eligibility of the Common Stock for trading on the Nasdaq National Market under all currently effective and currently proposed inclusion requirements.

     3.8. Governing Documents. Issuer has delivered or made available to Investor true, accurate and complete copies of its Articles of Incorporation and Bylaws in effect as of the date hereof.

     3.9. Subsidiaries. Except as set forth on Exhibit 22 to Issuer's Form 10-K for the fiscal year ended December 31, 1997, Issuer does not own, directly or indirectly, any outstanding voting securities of or other interests in, and does not control, any corporation, partnership, limited liability company, joint venture or other business entity.

     3.10. Financial Statements. Each of the balance sheets included in the SEC Reports (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of Issuer and its Subsidiaries as of its date, and each of the other financial statements included in the SEC Reports (including any related notes and schedules) fairly presents in all material respects the consolidated financial condition, results of operations, cash flows, or other information therein of Issuer and its Subsidiaries for the periods or as of the dates therein set forth in accordance with GAAP consistently applied during the periods involved (except that the interim reports are subject to normal recurring adjustments which might be required as a result of year end audit and except as otherwise stated therein).

     3.11. Changes Since December 31, 1997. Except as set forth in the SEC Reports, since December 31, 1997, there has been no Material Adverse Change in Issuer. Except as set forth in the SEC Reports or on Schedule 3.11 hereto, (a) since December 31, 1997, there has not been (i) any direct or indirect redemption, purchase or other acquisition by Issuer of any shares of Issuer's capital stock or (ii) declaration, setting aside or payment of any dividend or other distribution by Issuer in respect of its capital stock, or (iii) issuance of any shares of capital stock of Issuer or any granting to any person of any option to purchase or other right to acquire shares of capital stock of Issuer other than pursuant to the Derivative Equity Documents, and (b) none of the officers or directors of Issuer (or any of their spouses or children) has (i) any direct or indirect investment or equity interest in, or power to control the business affairs of, any manufacturer, supplier, lender or provider of services or goods to Issuer, except for their interest in Issuer, (ii) any material contractual relationship with Issuer, and (iii) has any direct or indirect interest in any material right, property or asset which is owned or used by Issuer in the conduct of its business.

     3.12. Environmental Matters. Except as set forth in the SEC Reports or on Schedule 3.12 hereto:

          (a) Issuer is and has at all times been in compliance with all Environmental Laws (as defined below) governing its business, operations, properties and assets, including, without limitation, Environmental Laws with respect to discharges into the ground water, surface water and soil, emissions into the ambient air, and generation, accumulation, storage, treatment, transportation, labeling or disposal of solid and hazardous waste materials and substances or process by-products, in each case, for which failure to comply could have a Material Adverse Effect on Issuer. Issuer is not currently liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing, which penalty, fine or forfeiture could have a Material Adverse Effect on Issuer. Issuer is in compliance with all notice, record keeping and reporting requirements of all Environmental Laws, and has complied with all informational requests or demands arising under the Environmental Laws, where failure to comply could have a Material Adverse Effect on Issuer.

          (b) As used in this Agreement, "Environmental Laws" means all federal, state or local laws, rules, regulations, orders or ordinances or judicial or administrative interpretations thereof, any of which govern (or purport to govern) or relate to air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste and occupational health and safety, as any of these terms are or may be defined in such laws, rules, regulations, orders, or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, by the Superfund Amendments and Reauthorization Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act and the Occupational Safety and Health Act.

     3.13. No Commissions. Issuer has not incurred any obligation for any finder, broker or agent's fees or commissions in connection with the transactions contemplated hereby or by the Option Certificate.

     3.14. Voting Agreement. James H. Dahl, Gary D. Lemke, JoAnn Lemke, Philip C. Smaby, Jerome T. Miner, Edgar E. Hetteen, Hannah Hetteen, Thomas R. Karges, Leland T. Lynch, Karlin S. Symons, and R.E. "Teddy" Turner, IV have entered into a voting agreement pursuant to which they have agreed to vote the shares of Common Stock benefically owned by them, which aggregate 2,061,352 shares, in favor of approving this Agreement and the transactions contemplated hereunder, a copy of which Voting Agreement is attached hereto as Exhibit C (the "Voting Agreement").

     3.15. Inapplicability of Section 302A.673 of Minnesota Business Corporation Act. The Board of Directors of Issuer, together with a separate committee of disinterested Directors of Issuer, have each approved the execution and delivery by Issuer of this Agreement, the Warrant Certificate, and the Option Certificate, and the consummation of the transactions contemplated by this Agreement, the Warrant Certificate, and the Option Certificate, and the other transactions contemplated hereby and thereby, and each such approval is sufficient to render inapplicable to Investor and/or any affiliates or associates (as defined in Section 302A.673 of the Minnesota Business Corporation Act ("MBCA")) of Investor and/or all or any combination of such persons the provisions of Section 302A.673 of MBCA that restrict business combinations (as defined in Section 302A.673 of MBCA) between an interested shareholder and Issuer.

     3.16. Fairness Opinion. Issuer has received an opinion from Piper Jaffray Inc. acceptable to its Board of Directors to the effect that the transactions set forth in this Agreement, the Warrant Certificate and the Option Certificate are fair from a financial point of view to the shareholders of Issuer.

                                   ARTICLE IV




                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

          As a material inducement to Issuer entering into this Agreement and the Option Certificate and issuing the Shares, the Warrant, and the Option, Investor represents and warrants to Issuer as follows:

     4.1. Corporate Status; Power and Authority. Investor is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Investor has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. Investor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     4.2. No Violation. The execution and delivery by Investor of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Investor with the terms and provisions hereof, will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Certificate of Incorporation or Bylaws of Investor or any Contract to which Investor is a party or by which it or its properties or assets are bound, or violate any Requirement of Law applicable to Investor, other than such violations, conflicts, defaults or breaches which, individually and in the aggregate, do not and will not have a Material Adverse Effect on Investor.

     4.3. Consents/Approvals. Except for filing and approval under the HSR Act, (a) no consents, filings, authorizations or actions of any Governmental Authority are required for Investor's execution, delivery and performance of 7this Agreement, and (b) no consent, approval, waiver or other actions by any Person under any Contract to which Investor is a party or by which Investor or any of his properties or assets are bound is required or necessary for the execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby.

     4.4. Enforceability. This Agreement has been duly executed and delivered by Investor and constitutes a legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and general equitable principles regardless of whether enforceability is considered in a proceeding at law or in equity.

     4.5. Investment Intent. Investor is acquiring the Shares, the Warrant, and the Option for its own account and with no present intention of distributing or selling such Shares, any interest in the Warrant or Warrant Shares acquired upon exercise thereof, or any interest in the Option or Option Shares acquired upon exercise thereof in violation of the Securities Act or any applicable state securities law. Investor agrees that it will not sell or otherwise dispose of any of the Shares, any interest in the Warrant or Warrant Shares acquired upon exercise thereof, or any interest in the Option or Option Shares acquired upon exercise thereof unless such sale or other disposition has been registered under the Securities Act or, in the opinion of counsel to Investor satisfactory to Issuer, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel, is exempt from registration or qualification under applicable state securities laws. Investor understands that the sale of the Shares, the Warrant, the Option, the Warrant Shares, and the Option Shares, have not been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of Issuer on such exemption from registration is predicated in part on the representations and warranties of Investor. Investor acknowledges that pursuant to Section 1.2 a restrictive legend consistent with the foregoing has been or will be placed on the certificates for the Shares, on the Warrant Certificate, on the Option Certificate, and on certificates for any Warrant Shares or Option Shares issued upon exercise thereof.

     4.6.      No Commissions.   Investor has not incurred any obligation for
any finder, broker, or agent's fees or commissions in connection with the transactions contemplated hereby or by the Warrant Certificate or the Option Certificate.

                                    ARTICLE V
                                    COVENANTS

     5.1. Filings. Each of Investor and Issuer shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

     5.2. Public Announcements. Except as required by law or the policies or rules of any stock exchange (or the Nasdaq National Market) on which Issuer's securities are listed or quoted as of the date hereof, the form and content of all press releases or other public communications of any sort relating to the subject matter of this Agreement, and the method of their release or publication thereof, shall be subject to the prior approval of the parties hereto, which approval shall not be unreasonably withheld or delayed.

     5.3. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     5.4. Cooperation. Issuer and Investor each agree to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Requirement of Law or the rules of any exchange on which the Common Stock is traded or the Nasdaq National Market in connection with the transactions contemplated by this Agreement and to use their respective reasonable best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. Except as may be specifically required hereunder, neither of the parties hereto or their respective Affiliates shall be required to agree to take any action that in the reasonable opinion of such party would result in or produce a Material Adverse Effect on such party.

     5.5. Board of Directors. Issuer and Investor agree that concurrently with the Closing, a meeting of the Board of Directors of Issuer shall be held, and at that meeting, (a) the number of directors constituting such Board shall be increased to ten (10), and (b) two (2) persons designated by Investor shall be added to such Board. Issuer and Investor further agree that at any time Investor's percentage interest in the outstanding Common Stock increases (whether by exercise of all or a portion of the Option or the Warrant or other purchase of Common Stock or by reduction in the number of outstanding shares of Common Stock), at the next meeting of the Board of Directors, (x) one or more existing Directors (other than the Directors designated by Investor), as selected by a plurality of the Directors of Issuer, or if no such plurality exists, then as selected by the Directors of Issuer designated by Investor, shall resign as a Director of Issuer effective at such time, and (y) one or more persons designated by Investor shall replace such resigning Director or Directors on such Board, so that the ratio of Directors designated by Investor to the total number of Directors on the Board shall be substantially equal to the ratio of the number of shares of Common Stock owned by Investor to the total number of issued and outstanding shares of Common Stock, provided that until Investor owns a majority of the outstanding Common Stock, at no time shall Investor have the right to increase the number of directors designated by Investor to a number such that the ratio of that number to the total number of directors is greater than Investor's percentage ownership of the outstanding Common Stock of Issuer and provided further that the Directors designated by Investor shall constitute a majority of the Board at such time as the Investor owns a majority of outstanding shares of Common Stock.

     5.6. Access to Information. From the date hereof until the Closing, Issuer shall (and shall cause its Subsidiaries and its and their directors, officers, employees, auditors, counsel and agents to) afford Investor and its employees, counsel and agents reasonable access at all reasonable times to Issuer's properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish Investor with all financial, operating and other data and information as may be reasonably requested. No information provided to or obtained by Investor shall affect any representation or warranty in this Agreement although Investor agrees to give notice to Issuer of any such information which would constitute a breach of Issuer's representations and warranties hereunder. Investor agrees to maintain the confidentiality of all such information which is confidential and not to disclose such information to any person other than its representatives and advisors who need to know such information in connection with the transactions and relationships contemplated hereby and by the Commercial Alliance Agreement; provided, however, such restriction shall not apply to any information which is
(a) in the public domain prior to the time of disclosure, (b) obtained by Investor from a third party that has independently obtained such information, or
(c) disclosed by or on behalf of Investor in connection with any action as required by a court of competent jurisdiction or Governmental Authority.

     5.7. Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto of the occurrence, or non-occurrence, of any event which would be likely to cause any representation or warranty herein to be untrue or inaccurate, or any covenant, condition or agreement herein not to be complied with or satisfied.

     5.8. Proxy Statement. As promptly as practicable after the execution of this Agreement, Issuer shall prepare and file with the SEC, in compliance with applicable law and regulations, a proxy statement relating to the meeting of Issuer's shareholders to be held in connection with approving the transaction contemplated hereby (the "Proxy Statement"), and shall use its best efforts to have the Proxy Statement and/or any amendment or supplement thereto cleared by the SEC. Investor shall furnish all information concerning itself to Issuer as Issuer may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after clearance by the SEC, Issuer shall mail the Proxy Statement to its shareholders. Unless there is a Superior Proposal (as defined herein) outstanding and the Issuer's Board of Directors determines, in good faith and after consulting with its outside legal counsel that doing so would be reasonably likely to constitute a breach of its fiduciary duty to the Issuer's shareholders, the Proxy Statement shall include the recommendation of the Board of Directors of Issuer to the shareholders of Issuer in favor of approving this Agreement and the transactions contemplated hereby.

     5.9. Shareholders' Meeting; Voting Agreement. Issuer shall call and hold a special meeting of its shareholders as promptly as practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Issuer shall comply with all Requirements of Law applicable to such meeting. Issuer shall use its best efforts to solicit from its shareholders proxies in favor of approval of this Agreement and the transactions contemplated hereby, and shall take all other action necessary or advisable to obtain the vote of its shareholders required by the requirements of the National Association of Securities, Inc. to obtain such approvals, unless there is a Superior Proposal (as defined herein) outstanding. In connection with the foregoing, Issuer shall cooperate and consult with Investor. Issuer will not take a position before any court or other tribunal, or otherwise, that the voting rights of the Shares, the Warrant Shares, or the Option Shares or the shares subject to the Voting Agreement are in any way limited, reduced or eliminated pursuant to the provisions of Section 302A.671 of the MBCA.

     5.10. No Solicitation; Competing Offers. Neither Issuer nor any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or Affiliates, shall, directly or indirectly, encourage, solicit, initiate, or participate in any way in any discussion or negotiations with, or provide any information to, or afford any access to the properties, offices, and other facilities, to the officers and employees, or to the books and records, of Issuer or any of its Subsidiaries, or otherwise assist, facilitate or encourage, any Person concerning any Competing Transaction. Notwithstanding the provisions of the prior sentence, the Issuer may, in response to an unsolicited offer with respect to a Competing Transaction which the Issuer's Board of Directors determines, in good faith and after consultation with its independent financial advisor, would result (if consummated pursuant to its terms) in a Competing Transaction more favorable to the Issuer's shareholders than the transactions contemplated hereby (any such offer or proposal being referred to as a "Superior Proposal") furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions applicable between Issuer and Investor), confidential or non-public information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") and negotiate with such Potential Acquirer if the Board of Directors of the Issuer, after consulting with its outside legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would be reasonably likely to constitute a breach of its fiduciary duty to the Issuer's shareholders. Issuer shall immediately communicate to Investor the terms of any proposal, offer, discussion, negotiation or inquiry relating to a Competing Transaction and the identity of the party making such proposal, offer or inquiry which Issuer may receive in respect of any such Competing Transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within 24 hours of Issuer's receipt of any such proposal, offer or inquiry, followed by written notice by facsimile and overnight delivery), or Issuer's receipt of any request for information from the SEC or any other Governmental Authority with respect to any Competing Transaction. Unless there is a Superior Proposal outstanding and the Issuer's Board of Directors determines, in good faith and after consulting with its outside legal counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duty to the Issuer's shareholders, (i) the Board of Directors of Issuer shall not modify or withdraw its approval or recommendation of this Agreement, (ii) shall refrain from recommending approval of or otherwise taking a position with respect to a Competing Transaction and, (iii) Issuer shall refrain from presenting an offer for a Competing Transaction to Issuer's shareholders.

     5.11. HSR Act and Other Actions. Each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Issuer and its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby. Investor shall make payment of the applicable HSR Act filing fee. The parties also agree to use their reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement, the Warrant Certificate, or the Option Certificate or the consummation of the transactions contemplated hereby or thereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated.

     5.12. Conduct of Issuer's Business Pending the Closing. Issuer covenants and agrees that, between the date of this Agreement and the Closing, unless Investor shall have consented in writing (such consent not to be unreasonably withheld), the businesses of each of Issuer and its Subsidiaries shall in all material respects be conducted only in, and each of Issuer and its Subsidiaries shall not take any material action except in, the ordinary course of business, consistent with past practice; and each of Issuer and its Subsidiaries shall use its best efforts to preserve intact is business organization, to keep available the services of its and its Subsidiaries' current officers, employees and consultants and to preserve its and its Subsidiaries' present relationships with customers, suppliers and other persons with which it or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither Issuer nor any of its Subsidiaries shall, between the date of this Agreement and the Closing, directly or indirectly do or propose or agree to do any of the following without the prior written consent of Investor, which consent shall not unreasonably be withheld:

          (a) amend or otherwise change the Articles of Incorporation or Bylaws or equivalent organizational documents;

          (b) except pursuant to Issuer's Option plans, issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of: (i) any shares of capital stock of any class of it or its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it or any of its Subsidiaries, or (ii) any assets, tangible or intangible, of Issuer or any of its Subsidiaries, except for the grant of options pursuant to Issuer's stock option plans or the exercise or conversion of options, warrants or other similar rights issued pursuant to or contained in the Derivative Equity Documents in effect on the date of this Agreement;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, limited liability company, or other business organization or division thereof or any assets, or make any investment (other than in the ordinary course of business) either by purchase of stock or securities, contributions of capital (other than to wholly owned Subsidiaries) or property transfer, or, except in the ordinary course of business, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice, or (iii) enter into any contract or agreement other than in the ordinary course of business;

          (f) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practices, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of it or any of its Subsidiaries, or establish, adopt, enter into or amend in any material respect or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

          (h) pay, discharge or satisfy any existing material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice or liabilities reflected or reserved against in the consolidated financial statements of Issuer and its Subsidiaries or incurred after the date hereof in the ordinary course of business; or

          (i) agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in
     Article III untrue or incorrect in any material respect.

     Notwithstanding the foregoing, Investor acknowledges that Issuer may seek to induce the holders of the Debentures to convert such Debentures and agrees that such action will not violate any of the representations, warranties or covenants contained herein, provided that no more than 641,812 shares are issued upon conversion.

     5.13. Conduct of Issuer's Business Following the Closing. Issuer covenants and agrees that, between the date of the Closing and the termination of the Warrant, unless such action shall be approved by at least one-half of the Directors of Issuer designated by Investor, Issuer shall not directly or indirectly do or propose or agree to do any of the actions specified in clauses
(a), (b), (c), (d) or (e) of Section 5.12 above other than in the ordinary course of business; provided, however, Issuer shall be entitled to and shall, to the extent reasonable, use the net proceeds received upon exercise of all or any portion of the Warrant to repurchases of shares of its Common Stock.

     5.14.     First Offer Rights and Additional Warrants.

          (a) Except for the issuance of (i) Common Stock pursuant to the exercise or conversion of currently outstanding options, warrants or other similar rights issued pursuant to or contained in the Derivative Equity Documents as of the date of this Agreement, (ii) Common Stock upon any partial or full exercise of the Warrant or the Option, (iii) options to acquire up to an additional 500,000 shares of Common Stock which may be granted to employees, directors or consultants of the Issuer and (iv) Common Stock upon exercise of the options referred to in clause (iii) of this sentence ("Permitted Issuances"), if Issuer authorizes the issuance or sale of any shares of Common Stock or other voting securities, or any securities convertible into or containing options or rights to acquire any shares of Common Stock or other voting securities, Issuer shall first offer to sell to Investor all of such stock or securities. Investor shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to any other Persons.

          (b) In order to exercise its purchase rights hereunder, Investor must within 30 days after receipt of written notice from Issuer describing in reasonable detail the stock or securities being offered, the purchase price thereof, and the payment terms thereof deliver a written notice to Issuer describing its election hereunder.

          (c) Upon the expiration of the 30-day offering period described above, Issuer shall be entitled to sell any such stock or securities which Investor has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to Investor.

          (d) Upon a sale, grant or issuance of such stock, options or other securities to a purchaser or optionee other than Investor, and other than Permitted Issuances, Issuer shall, concurrent with the consummation of such sale, grant or issuance, issue to Investor a stock purchase warrant on substantially the same terms as the Warrant (other than the provisions of Article V thereof, provided that such warrant shall expire upon final expiration of the Warrant) at an exercise price per share equal to the exercise or purchase price applicable to the stock, options or other securities sold, granted or issued to such other purchaser or optionee. Such stock purchase warrant to Investor shall be exercisable for the number of shares of Common Stock sold, granted or issued to such other purchaser and/or the maximum number of shares of Common Stock into which such stock, options or other securities sold or granted to such purchaser or optionee are exercisable or convertible. Such stock purchase warrant shall be issued immediately upon issuance of the stock, options or other securities to the other purchaser or optionee except in the case of employee, director or consultant options and other than Permitted Issuances, in which case the stock purchase warrant shall be issued in January on a weighted average price basis with respect to all options granted in the preceding calendar year.

          (e) Any stock, options or securities offered or sold by Issuer after such 90-day period must be reoffered to Investor pursuant to the terms of this Section 5.14.

          (f) Notwithstanding the provisions of paragraph (a) hereof, nothing contained herein shall require Issuer to offer to sell shares of Common Stock to Investor in connection with (i) increases in the number of shares of Common Stock available for issuance under the 1994, 1996 or 1998 Plans, (ii) Issuer adopting additional compensatory option plans covering employees, directors or consultants of Issuer, (iii) Issuer issuing such increased number of options, awards or other grants or additional options to employees or directors of Issuer, or (iv) Issuer issuing shares of Common Stock upon exercise of such options, awards or other grants; provided however, that in connection with any such grant of options or issuance of Common Stock, the Issuer shall issue to Investor a stock purchase warrant pursuant to clause (d) of this Section 5.14.

                                   ARTICLE VI
                                   DEFINITIONS

     6.1. Defined Terms. As used herein the following terms shall have the following meanings:

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "Articles of Incorporation" means Issuer's Second Restated Articles of Incorporation, as the same may be or have been supplemented, amended or restated from time to time.

          "Bylaws" means Issuer's Restated Bylaws, as the same may be or have been supplemented, amended or restated from time to time.

          "Closing" has the meaning specified in Section 2.1 of this Agreement.

          "Commercial Agreements" has the meaning specified in Section 8.2(c) of this Agreement.

          "Commercial Alliance Agreement" has the meaning specified in the Recitals to this Agreement.

          "Common Stock" has the meaning specified in the Recitals to this Agreement.

          "Competing Transaction" means a proposed merger, consolidation, share exchange, business combination, recapitalization, liquidation, or similar transaction involving Issuer or its shareholders, as applicable, a direct or indirect sale of all or any significant portion of the assets or business of Issuer or any of its Subsidiaries or a direct or indirect sale or issuance of any material portion of the capital stock of Issuer.

          "Contract" means any indenture, lease, sublease, loan agreement, mortgage, note, restriction, commitment, obligation or other contract, agreement or instrument.

          "Debentures" has the meaning specified in Section 3.6 of this Agreement.

          "Derivative Equity Documents" has the meaning specified in Section 3.6 of this Agreement.

          "Environmental Laws" has the meaning specified in Section 3.12(b) of this Agreement.
          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "HSR Act" has the meaning specified in Section 3.5 of this Agreement.

          "Indemnified Party" has the meaning specified in Section 7.2 of this Agreement.

          "Indemnifying Party" has the meaning specified in Section 7.1 of this Agreement.

          "Issuer" means A.S.V., Inc., a Minnesota corporation.

          "Investor" means Caterpillar Inc., a Delaware corporation.

          "Leo Partners Warrant" has the meaning specified in Section 3.6 of this Agreement.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give a financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate with other such changes (or effects) is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

          "MBCA" has the meaning specified in Section 3.15 of this Agreement.

           "1994 Plan" has the meaning specified in Section 3.6 of this Agreement.

          "1996 Plan" has the meaning specified in Section 3.6 of this Agreement.

          "1998 Plan" has the meaning specified in Section 3.6 of this Agreement.

          "Option" has the meaning specified in Section 1.1 of this Agreement.

          "Option Certificate" has the meaning specified in Section 1.1 of this Agreement.

          "Option Shares" has the meaning specified in Section 1.2 of this Agreement.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "Proxy Statement" has the meaning specified in Section 5.8 of this Agreement.

          "Purchase Price" has the meaning specified in Section 1.1 of this Agreement.

           "Requirement of Law" means as to any Person, the articles of incorporation, by-laws or other organizational or governing documents of such person, and any domestic or foreign and federal, state or local law, rule, regulation, statute or ordinance or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

          "SEC" means the Securities and Exchange Commission.

          "SEC Reports" has the meaning specified in Section 3.7 of this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shares" has the meaning specified in Section 1.1 of this Agreement.

          "Subsidiary" means as to any Person, a corporation of which more than 50% of the outstanding capital stock having full voting power is at the time directly or indirectly owned or controlled by such Person.

          "Superior Proposal" has the meaning specified in Section 5.10 of this Agreement.

          "Voting Agreement" has the meaning specified in Section 3.14 of this Agreement.

          "Warrant" has the meaning specified in Section 1.1 of this Agreement.

          "Warrant Certificate" has the meaning specified in Section 1.1 of this Agreement.

          "Warrant Shares" has the meaning specified in Section 1.2 of this Agreement.

     6.2.      Other Definitional Provisions.

          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

          (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

     6.3. The words "hereof", "herein" and "hereunder", and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any Exhibits or Schedules hereto) and not to any particular provision of this Agreement.

                                   ARTICLE VII
                                 INDEMNIFICATION

     7.1. Indemnification Generally. Issuer, on the one hand, and Investor, on the other hand (each an "Indemnifying Party"), shall indemnify the other from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, settlement costs and expenses of any nature whatsoever (including, without limitation, attorneys' fees and expenses) or deficiencies resulting from any breach of a representation, warranty or covenant by the Indemnifying Party and all claims, charges, actions or proceedings incident to or arising out of the foregoing.

     7.2. Indemnification Procedures. Each person entitled to indemnification under this Section (an "Indemnified Party") shall give notice as promptly as reasonably practicable to each Indemnifying Party required to provide indemnification under this Article VII of any action commenced against or by it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have otherwise than on account of this indemnity agreement so long as such failure shall not have materially prejudiced the position of the Indemnifying Party. Upon such notification, the Indemnifying Party shall assume the defense of such action if it is a claim brought by a third party. If and after such assumption the Indemnified Party shall not be entitled to reimbursement of any expenses incurred by it in connection with such action except as described below. In any such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary or (ii) the named parties in any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying party), but if settled with such consent or if there be final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss, damage or liability by reason of such settlement or judgment.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

     8.1. Conditions to Obligation of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment of the following conditions any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Shareholder Approval. This Agreement and the transactions contemplated hereunder shall have been approved and adopted by the vote of the holders of a majority of the shares of Common Stock voting on such matters in accordance with the Articles of Incorporation, Bylaws and the MBCA;

          (b) No Order. No governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Closing or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; and

          (c) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Closing under the HSR Act shall have expired or been terminated.

     8.2. Additional Conditions to the Obligations of Investor. The obligation of Investor to proceed with the Closing is also subject to the following conditions any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Representations and Warranties. Each of the representations and warranties of Issuer contained in this Agreement shall be true and correct as of the Closing as though made on and as of the Closing, except
     (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Issuer. Investor shall have received a certificate of the chief executive officer and chief financial officer of Issuer to such effect;

          (b) Agreement and Covenants. Issuer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Investor shall have received a certificate of the chief executive officer and chief financial officer of Issuer to such effect; and

          (c) Commercial Agreements. Issuer shall have executed the Marketing Agreement and Management Services Agreement contemplated by the Commercial Alliance Agreement and the Exhibits thereto (collectively, the "Commercial Agreements") each between Issuer and Investor substantially in the forms attached to the Commercial Alliance Agreement and the Marketing Agreement.

     8.3. Additional Conditions to the Obligations of Issuer. The obligation of Issuer to proceed with the Closing is also subject to the following conditions any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Representations and Warranties. Each of the representations and warranties of Investor contained in this Agreement shall be true and correct as of the Closing as though made on and as of the Closing, except
     (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Investor. Issuer shall have received a certificate of an authorized officer of Investor to such effect;

          (b) Agreement and Covenants. Investor shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Issuer shall have received a certificate of an authorized officer of Investor to such effect;

          (c) Commercial Agreements. Investor shall have executed each of the Commercial Agreements; and

          (d) Fairness Opinion Bring Down. Issuer shall have received the updated fairness opinion of Piper Jaffray, Inc., dated the date of the Proxy Statement, to the effect set forth in Section 3.16.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission (provided sender receives a return facsimile acknowledging receipt of the notice), to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

          (a)  if to Issuer to:

             A.S.V., Inc.
             840 Lily Lane
             Grand Rapids, Minnesota  55744
             Attention:  Mr. Gary D. Lemke
             Fax:  (218) 326-5579
             Telephone:(218) 327-3434

             with a copy to:

             Dorsey & Whitney, LLP
             Pillsbury Center South
             220 South Sixth Street
             Minneapolis, Minnesota 55402-1498
             Attention:  Amy E. Ayotte
             Fax:  (612) 340-8738
             Email: ayotte.amy@dorseylaw.com
             Telephone:(612) 340-6323


          (b)  if to Investor to:

             Caterpillar Inc.
             100 Northeast Adams Street
             Peoria, Illinois  61629-2495
             Attention: Richard A. Benson, Vice President, Diversified Products Division
             Fax:  (309) 675-4777
             Email: Benson_Richard_A@cat.com
             Telephone:(309) 675-1000

             with a copy to:

             Caterpillar Inc.
             100 Northeast Adams Street
             Peoria, Illinois  61629-2495
             Attention:  Henry T. Ames, Assistant General Counsel
             Telephone:   (309) 675-1000
             Email:  Ames_Hank_T@cat.com
             Facsimile:  (309) 675-6620

             with a copy to:

             McDermott, Will & Emery
             227 West Monroe Street
             Chicago, Illinois 60606
             Attention: Thomas J. Murphy
             Fax: (312) 984-3669
             Email:tmurphy@mwe.com
             Telephone:  (312) 372-2000


9.2. Survival. Notwithstanding any knowledge of facts determined or determinable by Investor or Issuer by investigation, Investor and Issuer shall have the right to fully rely on the representations, warranties, covenants and agreements of Issuer contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties set forth in this Agreement is independent of each other representation, warranty, covenant and agreement. Each representation and warranty made by any party in this Agreement shall survive the Closing for a period of two years.

     9.3.      Remedies.

          (a) Each of Investor and Issuer acknowledge that the other party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of such party in this Agreement was not performed in accordance with its terms, and it is therefore agreed that each of Investor and Issuer in addition to and without limiting any other remedy or right such party may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach and enforcing specifically the terms and provisions hereof, and each of Investor and Issuer hereby waive any and all defenses such party may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

          (b) All rights, powers and remedies under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     9.4. Entire Agreement. This Agreement and the Commercial Alliance Agreement (including the Exhibits and Schedules attached hereto and thereto), the Option Certificate, and the documents to be delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings between or among the parties with respect to such subject matter. The Exhibits and Schedules hereto constitute a part hereof as though set forth in full above.

     9.5. Expenses; Taxes. Except as otherwise provided in this Agreement, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. Any sales tax, stamp, duty, deed transfer or other tax (except taxes based on the income of Investor) arising out of the sale of the Shares, the Warrant, or the Option by Issuer to Investor, the issuance of Warrant Shares upon exercise of the Warrant, the issuance of Option Shares upon exercise of the Option, and the consummation of the transactions contemplated by this Agreement, the Warrant Certificate and the Option Certificate shall be paid by Issuer.

     9.6. Amendment; Waiver. Each of this Agreement, the Warrant Certificate and the Option Certificate may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by both parties. No failure to exercise, and no delay in exercising, any right, power or privilege under each of this Agreement, the Warrant Certificate and the Option Certificate shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision hereunder or thereunder shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder, thereunder, or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

     9.7. Binding Effect; Assignment. The rights and obligations of this Agreement, the Warrant Certificate and the Option Certificate shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other party.

     9.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     9.9. Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

     9.10. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Minnesota applicable to contracts executed and to be wholly performed within such State.

     9.11. Severability. The parties stipulate that the terms and provisions of this Agreement, the Warrant Certificate and the Option Certificate are fair and reasonable as of the date hereof. However, if any provision of this Agreement, the Warrant Certificate or the Option Certificate shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement, the Warrant Certificate or the Option Certificate, as applicable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any of those provisions shall for any reason be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, geographical scope, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.

                             *          *          *



IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed and delivered as of the day and year first above written.

A.S.V., INC.



                              By:
                              Name:      Gary D. Lemke
                              Title:        President


                              CATERPILLAR INC.



                              By:
                              Name:       Richard A. Benson
                              Title:         Vice President

            SCHEDULE OF EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

                         SECURITIES PURCHASE AGREEMENT
                                     BETWEEN
                        CATERPILLAR INC. AND A.S.V., INC.
                             Dated October 14, 1998


Section 3.4    No Violation

     Credit Agreement dated May 22, 1997 between Norwest Bank Minnesota North, National Association (the "Bank") and A.S.V., Inc. (the "Company"), as amended on June 30, 1998, requires the consent of the Bank prior to the Company permitting or suffering any change, direct or indirect, in its capital ownership.

     Underwriting Agreement dated August 11, 1994 between the Company and Summit Investment Corporation ("Summit"), Section 12, provides that for a period of five years following the date of the Underwriting Agreement, Summit is entitled to the right of first consideration and a right of first refusal to act as underwriter in connection with all equity or long-term debt financings of the Company.

Section 3.5    Consents/Approvals.

     See items listed under Section 3.4 (No Violation).

Section 3.11   Changes Since December 31, 1997.

     Since December 31, 1997, certain officers and directors of the Company have exercised stock options by the delivery to the Company of previously owned shares of the Company.

     A three-for-two stock split of the Company's Common Stock was effected on May 14, 1998.

     Karlin Symons, a Director of the Company, is a partner in Kaplan, Strangis & Kaplan, a law firm that has provided services to the Company.

     Lee Lynch, a Director of the Company, is Managing Partner, Chairman and Chief Executive Officer of Carmichael Lynch Inc., an advertising agency which provides services to the Company.

     The Company purchases grocery items from an entity controlled by Jerome Miner, a Director of the Company.

Section 3.12   Environmental Matters.

     In January 1998, the Company purchased a piece of property on which, subsequent to its purchase, a "complaint investigation" was commenced by the Minnesota Pollution Control Agency. The Company has contracted with an environmental clean-up firm to eradicate the problem, which work is near completion.